SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMMUCOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMMUCOR, INC.

3130 Gateway Drive

Norcross, Georgia 30071

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Immucor, Inc., which will be held at our headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071, on November 12, 2009, at 1:30 p.m., local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. You can vote by telephone (using the toll-free number on your proxy card) or internet (using the address provided on your proxy card), or if you have requested and received a paper proxy card, you can complete and mail the paper proxy card. Please see the attached enclosed proxy card for more detailed information about the various options for voting your shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Immucor, Inc.

Sincerely,

/s/ Joseph E. Rosen
JOSEPH E. ROSEN
Chairman of the Board of Directors

, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMUCOR, INC.

3130 Gateway Drive

Norcross, Georgia 30071

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 12, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Meeting”) of Immucor, Inc. (the “Company”) will be held on Thursday, November 12, 2009, at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071 for the following purposes:

1.	To elect seven directors to each serve until the Company’s next annual meeting of shareholders, or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010;

3.	To approve the amendment to the Amended and Restated Rights Agreement between the Company and Computershare Trust Company N.A. as rights agent;

4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Information relating to the above matters is set forth in the Proxy Statement. Only holders of record of the Company’s Common Stock at the close of business on September 16, 2009 will be entitled to receive notice of and to vote at the Meeting or at any adjournment thereof.

We call your attention to the attached Proxy Statement. We request that you vote your shares and indicate whether you plan to attend the meeting by either signing, dating and returning the proxy card in the enclosed envelope or by using the other voting mechanisms described in the Proxy Statement. If you attend the meeting and are a shareholder of record, you may vote your shares in person at the meeting.

By Order of the Board of Directors,

/s/ Philip H. Moïse
PHILIP H. MOISE,
Secretary

, 2009

IMMUCOR, INC.

3130 Gateway Drive

Norcross, GA 30071

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

NOVEMBER 12, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Immucor, Inc. (“Immucor” or the “Company”) for use at the 2009 Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on Thursday, November 12, 2009, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Meeting. The expense of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company.

The Meeting will be held at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071. It is anticipated that this Proxy Statement, the accompanying Proxy and the Company’s 2009 Annual Report will be first available to shareholders on or about October 2, 2009 on the web site www.envisionreports.com/blud and, if requested, a paper copy of this Proxy Statement, the accompanying Proxy and the Company’s 2009 Annual Report will be mailed to the Company’s shareholders. A Notice of Internet Availability containing instructions on how to access this Proxy Statement, Proxy and the Company’s 2009 Annual Report and vote through the Internet or by telephone will be mailed to our shareholders (other than those who previously requested electronic or paper delivery) on the same date as this Proxy Statement, the accompanying Proxy and the Company’s 2009 Annual Report is first available to shareholders.

The record date for shareholders entitled to vote at the Meeting is the close of business on Wednesday, September 16, 2009. As of the close of business on September 16, 2009, the Company had approximately 70,136,262 shares outstanding and eligible to be voted of Common Stock, $0.10 par value (“Common Stock”), with each share entitled to one vote.

The Meeting will be held if a quorum exists. The presence, in person or by proxy, of shareholders entitled to vote a majority of the outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the Meeting. Broker non-votes (i.e., shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers) and abstentions will be counted only for purposes of determining whether a quorum is present at the Meeting, assuming a validly executed proxy is submitted.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors”.

•	FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010.

•	FOR the approval of the amendment to the Amended and Restated Rights Agreement between the Company and Computershare Trust Company N.A. as rights agent (the “Rights Agreement”).

In addition, if other matters come before the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. Immucor has not received notice of other matters that may properly be presented at the Meeting. You may revoke your proxy at any time prior to the start of the Meeting by: (1) submitting a later-dated proxy, (2) voting in person at the Meeting, or (3) delivering instructions to the Secretary of the Company at 3130 Gateway Drive, Norcross, GA 30071.

Only shares properly presented at the Meeting can be voted at the Meeting. The affirmative vote of a plurality of the shares voted at the Meeting will be required for the election of directors, and the affirmative vote of a majority of the shares voted at the Meeting will be required for the ratification of the appointment of Grant Thornton LLP and the approval of the amendment to the Rights Agreement. For purposes of proposals requiring a plurality or a majority of the votes actually cast at the Meeting, broker non-votes and abstentions will not be counted. Therefore, broker non-votes and abstentions will not have any effect on the outcome of the vote for the election of directors, the ratification of the appointment of Grant Thornton LLP or the approval of the amendment of the Rights Agreement. For purposes of proposals requiring the affirmative vote of a majority of the outstanding shares of Common Stock, a broker non-vote or abstention will have the same effect as a vote against the matter being voted upon.

Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Meeting, seven directors, who will constitute the entire board of directors of the Company (the “Board of Directors”) will be elected to hold office until the annual meeting of shareholders held in the year 2010. Despite the expiration of a director’s term, he shall continue to serve until his successor is duly elected and qualified or there is a decrease in the number of directors. In August 2009, current director Hiroshi Hoketsu notified the Company that he would not stand for reelection at the Meeting. Mr. Hoketsu will serve as a director of the Company until the Meeting.

Directors will be elected by a plurality of the shares present and voting at the meeting. A plurality means that the seven nominees who receive the largest number of votes will be elected as directors. Unless contrary instructions are given, the proxies will be voted for the nominees listed below. It is expected that these nominees will serve, but if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The following seven persons were nominated for re-election by the Board of Directors upon the recommendation of its Governance Committee. All nominees were elected at the 2008 Annual Meeting of Shareholders. Each of these seven nominees has agreed to be identified in this proxy statement and to serve if elected. The nominees, their ages, the years in which they began serving as directors and their business experience are set forth below. The Board has determined that Messrs. Clouser, Holland, Lancaster, Perkins and Rosen are each “independent” as defined by the rules of the Nasdaq Stock Market.

Name	Age	Position with Company	Director Since
James F. Clouser	58	Director	2008
Dr. Gioacchino De Chirico	56	Director; President and Chief Executive Officer	1994
Ralph A. Eatz	65	Director; Senior Vice President—Chief Scientific Officer	1982
Dr. Paul V. Holland	72	Director	2008
Ronny B. Lancaster	58	Director	2008
Chris E. Perkins	47	Director	2008
Joseph E. Rosen	65	Director: Chairman of the Board of Directors	1998

James F. Clouser, a director of the Company since 2008, served from 1988 to 1999 as President, CEO and a board member of SteriGenics International, a global leader in medical device sterilization services, where he led the initial public offering of SteriGenics shares. He has also served as President, COO or CFO of several public and private healthcare and technology companies, including Ion Beam Applications, S.A., Attain Inc. and Diasonics Inc. Mr. Clouser holds an MBA in Finance from Wayne State University, Detroit, MI and a Masters of Accounting from

Rochester Institute of Technology, Rochester, NY. He is a member of the American Institute of Certified Public Accountants.

Dr. Gioacchino De Chirico, a director of the Company since 1994, was appointed as Chief Executive Officer of the Company in September 2006. He has served as President of the Company since July 2003. He also served as Chief Executive Officer from April 2004 through October 2004. Prior to assuming his position as President, Dr. De Chirico served as President of Immucor Italia S.p.A., a subsidiary of the Company, from February 1994 through May 1998, then as the Company’s Director of European Operations from May 1998 through July 2003. From 1989 until 1994, Dr. De Chirico was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson, as General Manager, Immunocytometry, with worldwide responsibility.

Ralph A. Eatz has worked in the blood banking reagent field for over 30 years and has been a director of the Company since its founding in 1982. Mr. Eatz served as Vice President – Operations of the Company from its founding until being appointed Senior Vice President – Operations in 1988. In July 2003, Mr. Eatz assumed his present position of Senior Vice President – Chief Scientific Officer.

Paul V. Holland, M.D., a director of the Company since 2008, has served as the Scientific Director of Delta Blood Bank in Stockton, California since 2004 and as the Medical Director of Pacificord, a division of Healthbanks Biotech USA Inc., since 2008. He has been involved in blood banking and transfusion medicine for over 40 years including service as Chief of the Blood Bank Department of the Clinical Center of the National Institutes of Health from 1974 to 1983, Medical Director and CEO of the Sacramento Medical Foundation Blood Center, currently doing business as BloodSource, from 1984 to 2004, and as a Clinical Professor of Medicine and Pathology in the Division of Hematology/Oncology at UC Davis Medical Center from 1984 to the present. Dr. Holland has also advised biotech companies, U.S and foreign governments, agencies and non-governmental organizations, including the World Health Organization; and he has served as President of the International Society of Blood Transfusion, and as a member of the nominating committee for the Nobel Prize in Medicine and Physiology.

Ronny B. Lancaster, a director of the Company since 2008, has served as Senior Vice President of Federal Government Relations for Assurant, Inc. since 2005. He previously served as Senior Vice President and Chief Operating Officer of Morehouse School of Medicine in Atlanta, and Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation of the U.S. Department of Health and Human Services. Mr. Lancaster earned a B.A. in Economics from the Catholic University of America, an MBA from the Wharton School of the University of Pennsylvania, and a J.D. from Georgetown University Law Center. He currently sits on the Board of Directors of OraSure Technologies, Inc., an oral fluid diagnostic company, and on the Medical Advisory Board of Henry Schein, Inc., a distributor of healthcare products and services.

Chris E. Perkins, a director of the Company since 2008, practiced seven years as a CPA in public accounting then served 15 years in senior management positions in finance, accounting, corporate development and operations of several publicly traded companies. He currently serves as the Executive Vice President and Chief Financial Officer of Eclipsys Corporation, a provider to healthcare organizations of advanced integrated clinical, revenue cycle and performance management software, clinical content and professional services. Prior to that, from 2001 to 2007, he served as the CFO then COO of Per-Se Technologies, a systems technology and outsource service provider to the healthcare industry that was acquired by McKesson Corporation. He also served as the Executive Vice President and Chief Operating Officer of Emageon Inc., a healthcare technology company, from December 2007 until he resigned in July 2008.

Joseph E. Rosen has been a director of the Company since its founding in 1982, except for a three-year hiatus from 1995 to 1998, and has served as Chairman of the Board of Directors since September 2006. He has served as Director – Business Development and Planning for BioLife Plasma Services since 2002. Previously, Mr. Rosen had been employed in various capacities, including CFO, at Sera-Tec Biologicals since its inception in 1969, ultimately serving as its CEO from 1986 until 2001. Mr. Rosen is currently serving on the Board of the PPTA Source, the plasma collection industry trade group, and has been a member of the board of directors of several public and private health care companies. He has over 40 years of experience in the blood banking industry.

There are no arrangements or understandings between any nominee and any other persons pursuant to which he was selected as a nominee. There are no family relationships among any of the directors or executive officers of the Company.

For information concerning the number of shares of the Company’s Common Stock held by each nominee, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES WHOSE NAME APPEARS ABOVE AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through committees established in accordance with the Company’s Bylaws. During the fiscal year ended May 31, 2009, the Board of Directors met six times. During fiscal 2009 each director attended at least 75% of the total of all meetings of the Board of Directors and any committee on which he served, except that Mr. Hoketsu, who is not standing for reelection at the Meeting, was unable to attend one regularly-scheduled Board meeting, as well as one regularly-scheduled and two special Compensation Committee meetings.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Governance Committee.

Audit Committee—The Audit Committee is responsible for reviewing the Company’s financial statements with management and the independent registered public accounting firm prior to the publication of such statements, the selection and oversight of the Company’s independent registered public accounting firm, the oversight of the Company’s internal auditors, and the oversight of the Company’s internal control over financial reporting. The Audit Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, consultants or advisors to assist the Committee and has sole authority to approve the fees of such consultants and advisors. Messrs. Clouser, Perkins and Rosen are the current members of the Company’s Audit Committee. The Board has determined that each of Messrs. Clouser, Perkins and Rosen is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of SEC Regulation S-K. Each member who served on the Audit Committee during the fiscal year ended May 31, 2009 and since then, during the time he served on the Audit Committee, was “independent” as defined by the Nasdaq Stock Market rules applicable to audit committee members. The Audit Committee performs its duties pursuant to a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee Charter is available on the Company’s website at www.immucor.com. The Audit Committee met eight times in the fiscal year ended May 31, 2009.

Compensation Committee—The Compensation Committee has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives, and for setting the annual compensation of the Company’s executive officers. The Compensation Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans. The Committee has authority, without further approval from the Board, to retain and terminate, as it deems appropriate, compensation consultants or advisors to assist in the Committee’s evaluation of compensation issues, and has sole authority to approve such consultants’ fees and retention arrangements. Messrs. Clouser, Hoketsu, Lancaster and Rosen are the current members of the Compensation Committee. Mr. Hoketsu will serve on the Compensation Committee until the Meeting. Each member who served on the Compensation Committee during the fiscal year ended May 31, 2009 and since then, during the time he served on the Compensation Committee, was “independent” as defined by the Nasdaq Stock Market rules applicable to compensation committee members. The Compensation Committee Charter is available on the

Company’s website at www.immucor.com. The Compensation Committee met eight times in the fiscal year ended May 31, 2009.

Governance Committee—The Governance Committee is responsible for recommending to the full Board of Directors candidates for appointment to the Board, reviewing periodically the composition and structure of the Board and its committees, monitoring Board effectiveness, and for developing and overseeing the Company’s corporate governance guidelines. The Governance Committee will consider nominees proposed by shareholders. The Committee has not identified any specific, minimum qualifications or skills that it believes must be met by a nominee for director. It is the intent of the Committee to review from time to time the appropriate skills and characteristics of directors in the context of the current make-up of the Board and the requirements and needs of the Company at a given time. Given the current composition and size of the Board of Directors and the Company and the fact that the Committee has received no nominee candidates from shareholders, the Committee has not considered other candidates for election at the upcoming Meeting. Shareholders wishing to nominate a candidate for consideration at the annual meeting of shareholders in 2010 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be addressed to the Governance Committee in care of the Secretary of the Company and be received not less than 120 days prior to the date in 2010 that corresponds to the date of the Company’s proxy materials for the 2009 annual meeting. The Committee will evaluate any such nominees in a manner similar to that for all director nominees. Messrs. Holland, Lancaster and Perkins are the current members of the Governance Committee. Each member who served on the Governance Committee during the fiscal year ended May 31, 2009 and since then, during the time he served on the Governance Committee, was “independent” as defined by the Nasdaq Stock Market rules applicable to nominating committee members. The Governance Committee Charter is available on the Company’s website at www.immucor.com. The Governance Committee met four times during the fiscal year ended May 31, 2009.

Shareholder Communications with the Board

Shareholders wishing to communicate with members of the Board of Directors or with a committee of the Board of Directors may send an email to bod@immucor.com, indicating to which director or directors the email should be directed. Alternatively, shareholders may send a letter to the Secretary of the Company with instructions as to which committee(s) or director(s) is to receive the communication.

Director Attendance at Annual Meetings of Shareholders

The Company’s policy is to request that each director attend the Company’s annual meeting of shareholders. All of the Company’s directors attended the 2008 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct that applies to all our employees, including our executive officers. A copy of the Code of Conduct is available on the Company’s website at www.immucor.com. Any amendments to or waivers of the Code of Conduct will be promptly posted on the Company’s website or in a report on Form 8-K, as required by applicable laws.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2009. Directors who are employees of the Company receive no compensation for their services as directors.

FISCAL 2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Option Awards ($) (2) (3) (4)	Total ($)
Joseph Rosen	92,500	28,392	53,938	174,831
Roswell Bowers	32,000	123	255	32,378
James Clouser	45,833	—	32,269	78,102
Michael Goldman	29,500	123	—	29,623
Jack Goldstein	45,000	88	12,124	57,212
John Harris	32,000	123	255	32,378
Paul Holland	35,000	—	32,269	67,269
Hiroshi Hoketsu	37,500	28,392	107,106	172,998
Ronny Lancaster	55,000	21,359	73,083	149,442
Chris Perkins	45,833	—	32,269	78,102

1.	Non-employee directors receive an annual retainer of $25,000, $2,500 per meeting, and are reimbursed for all travel expenses to and from meetings of the Board. The Chairman of the Board is paid an additional $40,000 annual retainer, the Audit Committee Chair is paid an additional $15,000 annual retainer and the other Audit Committee members are each paid an additional $10,000 annual retainer; the Compensation Committee Chair and the Governance Committee Chair are each paid an additional $10,000 annual retainer, and the other members of these two Committees are each paid an additional $5,000 annual retainer. The annual retainers are paid on a cumulative basis.

2.	In addition, the Company provides each of the non-employee directors a grant of an option to purchase shares of the Company’s Common Stock upon their election or appointment as a director at the stock’s closing market price on the date of grant. Stock options to purchase 13,289 shares at a price of $30.98 were granted to Mr. Clouser, Dr. Holland and Mr. Perkins under the Company’s 2005 Long-Term Incentive Plan upon their appointment to the Board of Directors in August 2008. Each director may also receive other grants under the 2005 Long-Term Incentive Plan.

3.	On June 5, 2008, as part of the annual group award, the Compensation Committee granted restricted shares and options to purchase shares of Common Stock to non-employee directors pursuant to the 2005 Long-Term Incentive Plan. Restricted shares and options granted to non-employee directors fully vest on the first anniversary of the date of grant.

4.

The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2009 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and, therefore, may also include amounts from awards granted in fiscal 2008 and prior fiscal years. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2009, 2008, and 2007 are included in Note 12, “Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2009, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2009 filed with the Securities and Exchange Commission (“SEC”) on July 24, 2009. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2006 are included in Note 11, “Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2008, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008 filed with the SEC on July 24, 2008. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

REPORT OF THE COMPENSATION COMMITTEE

(The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.)

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2009 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

James F. Clouser

Hiroshi Hoketsu

Ronny B. Lancaster

Joseph E. Rosen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the fiscal year ended May 31, 2009 were Messrs. Clouser, Hoketsu, Lancaster and Rosen, as well as Michael Goldman, a former director who resigned from the Committee in August 2008 (see next paragraph), and Roswell Bowers, a former director who did not stand for reelection at the 2008 Annual Meeting of Shareholders.

As described more fully below in “Certain Relationships and Related Transactions,” which is incorporated herein by reference, as of August 4, 2008 Mr. Goldman, a member of the Compensation Committee during fiscal 2009, ceased to be “independent” under the Nasdaq Stock Market rules applicable to compensation committee members due to the payment of fees by the Company to TM Capital Corp., of which Mr. Goldman is a Managing Director and founding principal, in connection with the acquisition of BioArray Solutions. Mr. Goldman resigned from his position as a member of the Compensation Committee as of August 4, 2008.

During the last fiscal year, no executive officer of the Company served either as: (1) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; (2) a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company; or (3) a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Michael S. Goldman joined the Company’s Board of Directors effective May 15, 2006, and was a member of the Compensation Committee and Governance Committee during fiscal year 2009. Mr. Goldman is a Managing Director and founding principal of TM Capital Corp., an investment bank which has represented the Company in a number of financial transactions, including the acquisition of BioArray Solutions in August 2008. The Company paid TM Capital Corp. fees totaling $30,000 in fiscal year 2009 for services rendered, as well as an additional $1.4 million in fees upon the closing of the BioArray transaction. With the receipt of these additional fees, as of August 4, 2008 Mr. Goldman no longer qualified as an “independent” director of the Company under Nasdaq Stock Market listing standards. As a result, he resigned from the Compensation Committee and Governance Committee as of August 4, 2008 and notified the Company that he would not stand for re-election at the 2008 annual meeting of shareholders.

The Audit Committee of the Company’s Board of Directors monitors the occurrence of related party transactions in connection with its general responsibility to oversee the adequacy and effectiveness of the Company’s accounting, financial controls and internal controls over financial reporting, including the Company’s systems to monitor and manage business risk and legal and ethical compliance programs. The Committee relies principally on the Company’s management to identify transactions that may need to be reported in the Company’s SEC filings, including this proxy statement. Any such transactions identified are considered not later than the Audit Committee’s next regularly-scheduled meeting, at which meeting the Audit Committee will determine what, if any, action may be warranted. The Audit Committee’s responsibilities are generally stated in its Charter, although its practices concerning potentially-reportable transactions are not specifically stated in the Charter.

The Company’s Code of Conduct requires that employees avoid conflicts of interest, which are defined broadly to include transactions between the Company and the employee, a family member or an affiliated company. Any conflict of interest is required to be brought to the immediate attention of the Company’s General Counsel. A violation of the Code of Conduct may result in disciplinary action up to and including dismissal. A copy of the Code of Conduct is available on the Company’s website at www.immucor.com.

The Company’s Governance Committee also considers potentially-reportable transactions in connection with its determination of whether the Company’s directors meet applicable SEC and Nasdaq independence standards. Its duty to make those determinations is stated in its Charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton LLP (“Grant Thornton”), the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments on the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with Grant Thornton their independence from management and the Company, including the matters in the written disclosures required by the U.S. Securities and Exchange Committee (“U.S. SEC”) and the Public Company Accounting Oversight Board (“PCAOB”), and has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with maintaining their independence.

The Audit Committee discussed with the Company’s internal audit representatives and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the internal audit representatives and Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2009 for filing with the Securities and Exchange Commission.

James F. Clouser

Chris E. Perkins

Joseph E. Rosen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock of Immucor beneficially owned by (i) each director, (ii) each executive officer of the Company listed in the Summary Compensation Table in this Proxy statement, (iii) each person known to the Company to own more than 5% of the outstanding shares of Common Stock, and (iv) all of the executive officers and directors of the Company as a group. This information provided is as of September 16, 2009, and the beneficial ownership percentages are based on a total of approximately 70,136,262 shares of the Company’s Common Stock issued and outstanding on September 16, 2009, in each case except where indicated.

Name of Beneficial Owner (and address for those owning more than five percent)	Amount and Nature of Beneficial Ownership (1)		Percent of Class
James F. Clouser	5,744	(2)	*
Dr. Gioacchino De Chirico	434,784	(3)	*
Ralph A. Eatz	664,154	(4)	*
Richard A Flynt	25,650	(5)	*
Hiroshi Hoketsu	85,290	(6)	*
Dr. Paul V. Holland	5,744	(7)	*
Ronny B. Lancaster	10,219	(8)	*
Philip H. Moise	62,952	(9)	*
Chris E. Perkins	5,744	(10)	*
Joseph E. Rosen	111,287	(11)	*
All directors and executive officers as a group (ten persons)	1,411,568		2.0%

Barclays Global Investors , NA	4,903,467	(12)	7.0%
Jana Partners, LLC	3,787,668	(13)	5.4%
Neuberger Berman Group, LLC	3,912,317	(14)	5.6%
ValueAct Capital	3,849,266	(14)	5.5%

*	Represents less than one percent of the Company’s outstanding Common Stock

1.	Unless otherwise indicated, the address of each of our directors and executive officers is c/o Immucor, Inc., 3130 Gateway Drive, Norcross, Georgia, 30071. A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through the exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children. Amounts include shares of our Common Stock, including restricted shares, both vested and unvested, which have voting rights.

2.	For Mr. Clouser, includes options to purchase 3,322 shares at $30.98 and 2,422 shares of restricted stock that vest periodically over the next three years.

3.	For Dr. De Chirico, includes options to purchase 21,276 shares at $17.51, options to purchase 28,166 shares at $29.23, options to purchase 17,596 shares at $26.90 and 57,610 shares of restricted stock that vest periodically over the next five years.

4.	For Mr. Eatz, includes options to purchase 219,687 shares at $0.89, options to purchase 84,375 shares at $6.12, options to purchase 19,322 shares at $17.51, options to purchase 12,220 shares at $29.23, options to purchase 7,638 shares at $26.90 and 29,085 shares of restricted stock that vest periodically over the next five years.

5.	For Mr. Flynt, includes options to purchase 3,750 shares at $33.24, options to purchase 5,414 shares at $26.90 and 15,934 shares of restricted stock that vest periodically over the next five years.

6.	For Mr. Hoketsu, includes options to purchase 16,875 shares at $20.03, options to purchase 1,901 shares at $17.51, options to purchase 1,625 shares at $29.23, options to purchase 3,867 shares at $26.90 and 3,180 shares of restricted stock that vest periodically over the next three years.

7.	For Dr. Holland, represent options to purchase 3,322 shares at $30.98 and 2,422 shares of restricted stock that vest periodically over the next three years.

8.	For Mr. Lancaster, represents options to purchase 3,125 shares at $29.55, options to purchase 3,867 shares at $26.90 and 2,422 shares of restricted stock that vest periodically over the next three years.

9.	For Mr. Moïse, includes options to purchase 7,500 shares at $30.00, options to purchase 14,625 shares at $29.23, options to purchase 8,701 shares at $26.90 and 29,409 shares of restricted stock that vest periodically over the next five years.

10.	For Mr. Perkins, represent options to purchase 3,322 shares at $30.98 and 2,422 shares of restricted stock that vest periodically over the next three years.

11.	For Mr. Rosen, includes options to purchase 63,437 shares at $0.89, options to purchase 25,312 shares at $6.12, options to purchase 1,901 shares at $17.51, options to purchase 1,625 shares at $29.23, options to purchase 3,867 shares at $26.90 and 3,180 shares of restricted stock that vest periodically over the next three years.

12.	Based on information contained in a Schedule 13G that Barclays Global Investors, NA, 400 Howard Street, San Francisco, CA, 94105, filed with the SEC on February 6, 2009. The filing indicated that Barclays Global Investors, NA, including its affiliates Barclays Global Fund Advisors and Barclays Global Investors, Ltd., had sole investment power for 4,903,467 and sole voting power for 3,834,174 shares.

13.

Based on information contained in a Schedule 13G that Jana Partners, LLC, 767 Fifth Avenue, 8th floor, New York, NY, 10153, filed with the SEC on July 14, 2009. The filing indicated that Jana Partners, LLC, had sole investment power for 3,787,668 and sole voting power for 3,787,668 shares.

14.	Based on information contained in a Schedule 13G that Neuberger Berman Group, LLC, 605 Third Avenue, New York, NY, 10158, filed with the SEC on June 10, 2009. The filing indicated that Neuberger Group, LLC, including its affiliate Neuberger Berman, LLC, had shared investment power for 3,912,317, and sole and shared voting power for 600 shares and 3,322,691 shares, respectively.

15.

Based on information contained in a Schedule 13D that ValueAct Capital, 435 Pacific Avenue, 4th floor, San Francisco, CA, 94133, filed with the SEC on August 3, 2009. The filing indicated that ValueAct Capital, including its affiliates ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC, had shared investment power for 3,849,266 and shared voting power for 3,849,266 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of compensation awarded to Named Executive Officers (for fiscal 2009, our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) during the 2009 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview

Our Compensation Committee, which is comprised solely of independent directors, has responsibility over matters relating to compensation of executives, employees and non-employee directors of the Company, including reviewing the performance of management in achieving the Company’s goals and objectives and for setting the annual compensation of the Company’s executive officers. The Committee also has responsibility over matters relating to the Company’s equity incentive and other benefit plans, including the sole authority to grant stock options and other equity incentive awards to employees, directors and any other eligible individuals from time to time and to administer the Company’s various equity incentive plans.

Our Board of Directors approves the annual budget before the commencement of each fiscal year. Cash bonuses that have been paid to executive officers at the end of each fiscal year are based on the achievement of budgeted net income and, as to non-US employees, the achievement of sales objectives for each country. Under the terms of the bonus plans approved at the beginning of each fiscal year, the Compensation Committee has had authority to adjust the net income target to account for non-recurring expenses not anticipated at the time the budget was approved. Long-term equity incentives (stock options and restricted stock) have been awarded at the beginning of each fiscal year based principally on the salary and position of the recipient.

Outside consultants have assisted the Committee in establishing the overall compensation philosophy. Our consultants have also provided market compensation information which the Committee has used, together with other available information, to set compensation it determined to be in line with the current market rates and compensation paid by our peers. For fiscal years 2008 and 2009, our consultants were Watson Wyatt who were retained independently by the Compensation Committee and did not perform any other services for the Company.

The Committee has also sought input from management, and the Chief Executive Officer has occasionally met with Committee members to evaluate performance of other executive officers and recommend their compensation. However, no executive officer, including the Chief Executive Officer, has participated directly in any Committee meetings relating to his or her compensation. The significant aspects of management’s role have been recommending performance targets and objectives, evaluating employee performance and recommending base salary increases. The Committee is not authorized under its Charter to delegate its authority to others in determining or recommending compensation for executive officers or directors.

The Compensation Committee has usually made its final decisions concerning executive officer compensation immediately before the fiscal year in question, usually in May of the previous fiscal year, and has generally granted annual equity awards at its first meeting of each fiscal year, usually in June.

Executive Officers

Set forth below is information regarding the current executive officers of the Company.

Name	Age	Position with Company	Since
Dr. Gioacchino De Chirico	56	President and Chief Executive Officer	2003	(1)
Geoffrey S. Crouse	38	Vice President; Chief Operating Officer	2009	(2)
Ralph A. Eatz	65	Senior Vice President; Chief Scientific Officer	2003
Richard A. Flynt	50	Vice President; Chief Financial Officer	2007
Philip H. Moïse	59	Vice President; General Counsel and Secretary	2007

1.	Dr. De Chirico has served as President of the Company since July 2003 and as Chief Executive Officer of the Company since September 2006.

2.	Mr. Crouse was not an executive officer during any part of fiscal year 2009 and therefore is not a Named Executive Officer for purposes of this Compensation Discussion and Analysis or the Summary Compensation Table, related tables and the narrative disclosure below under the heading “Executive Compensation.”

Biographical information for Dr. De Chirico and Mr. Eatz is presented above under “Election of Directors.”

Effective August 3, 2009, Mr. Crouse was appointed Chief Operating Officer. Prior to his appointment, since 2006 Mr. Crouse served as Vice President of the Life Sciences Business Unit at Millipore Corporation, a provider of technologies, tools and services for the global life sciences industry. Prior to that, Mr. Crouse worked at F. Hoffman-La Roche Ltd., a healthcare company focusing on diagnostic and pharmaceutical products, serving as the Head of Market Development and Government Affairs in the Diagnostics Division from 2004 to 2006 and as the Senior Marketing Manager in Molecular Diagnostics from 2003 to 2004. Mr. Crouse earned a B.A. from Boston College and an MBA and Masters of Public Health from University of California at Berkley.

Mr. Flynt was appointed Chief Financial Officer in December 2007. Mr. Flynt is a Certified Public Accountant with more than 25 years of financial management experience. He has most recently served as Vice President – Finance with McKesson Corporation in Alpharetta, Georgia. From July 2004 through January 2007, he was Senior Vice President – Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., which was acquired by McKesson Corporation in January 2007. From 1997 through 2004, he served in a variety of senior financial management positions with GNB Technologies, Inc., Exide Technologies, Inc. and GTS Energy. Prior to that, he had 15 years of public accounting experience with Ernst & Young LLP. Mr. Flynt earned a BBA and Masters of Accounting from University of Georgia.

Mr. Moïse was appointed Vice President, General Counsel and Secretary in April 2007. Before joining the Company, Mr. Moïse was in the private practice of law, most recently as a partner and Co-Chair of Life Sciences at Sutherland Asbill & Brennan LLP in Atlanta. During a 30-year career in private practice, he represented over 35 public and private companies in the life sciences and medical products industries, and he had represented the Company for over 20 years. Mr. Moïse graduated with honors from The Citadel and Duke University School of Law.

Legal Proceedings Involving Named Executive Officers

Dr. De Chirico was the Company’s Chief Executive Officer from April to October 2004, but relinquished that position pending the Board’s review of payments made by the Company’s Italian subsidiary during his tenure as President of that subsidiary. As previously reported, in October 2004 a prosecutor in Milan, Italy alleged that the Company’s Italian subsidiary had made an improper €13,500 payment to an Italian physician for the purpose of securing business from the physician’s hospital. A case was brought against the subsidiary and Dr. De Chirico. In 2007, the Company settled all charges against the subsidiary. Dr. De Chirico chose not to settle and his case proceeded to trial. In April 2008 the tribunal in Milan rendered a guilty verdict, the first level of the case against Dr. De Chirico thereby concluded, and the case moved to the second level. Under Italian law all penalties imposed under the verdict were immediately negated. The Italian criminal court system is much different from the US system, and consists of three different levels. At the first and second levels both sides can present evidence and legal arguments; at the third level only legal arguments are considered. Under Italian law, Dr. De Chirico will be considered innocent until all three levels have been completed, which could take years. In 2007, the Company and Dr. De Chirico settled a related SEC investigation, requiring Dr. De Chirico to pay a $30,000 civil penalty.

Our Compensation Philosophy

Primary Objectives

The primary objectives of our executive compensation program are to support the achievement of our financial and strategic goals by attracting and retaining executives performing at the highest levels of our industry, and to reward the achievement of goals we believe drive shareholder value. To achieve these objectives, we intend that our executive compensation program:

•	Include performance measures that recognize overall company performance as well as individual performance;

•

Include plans that are competitive externally but flexible enough to deliver rewards based on an executive’s ability to influence our financial and organizational performance and to influence individual performances;

•	Reflect that outstanding company performance should be accompanied by outstanding rewards, and performance below expectations should result in lesser rewards or no rewards;

•	Reflect that outstanding individual performance should be accompanied by outstanding rewards within limits of company performance;

•	Provide flexibility and discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•	Include a mix of compensation that balances rewards for achievement of our short- and long-term financial goals and rewards linked to the performance of our stock.

External Benchmarks

In setting compensation for executive officers, we considered how medical diagnostics and other related companies in our industry compensate their executives. We refer to these companies as “peer companies” and consider how they compensate executives in positions comparable to our executive positions, that is, positions with similar duties, responsibilities, complexity and scope. The peer companies the Compensation Committee used for fiscal 2009 to compare compensation levels were:

Arrow International Inc.	Medical Action Industries Inc.
Biosite Inc.	Meridian Bioscience Inc.
Cytyc Corp.	Molecular Devices Corp.
Digene Corp.	Qiagen N.V.
Gen-Probe Inc.	Quidel Corp.
Haemonetics Corp.	Techne Corp.
ICU Medical Inc.	Thoratec Corp.
Illumina Inc.	Ventana Medical Systems Inc.
Inverness Medical Innovations Inc.	Vital Signs, Inc.

In addition, given the specific demands of the industry in which the Company operates, the Compensation Committee also used a more focused survey including a subset of peer companies that operate in the in vitro diagnostic industry. We refer to these companies as “diagnostics peer companies.” The diagnostics peer companies the Compensation Committee used for fiscal 2009 to compare compensation levels were:

Biosite Inc.
Digene Corp.
Gen-Probe Inc.
Inverness Medical Innovations Inc.
Meridian Bioscience Inc.
Quidel Corp.
Ventana Medical Systems Inc.

Certain positions are not specific to our industry. For those positions, our Compensation Committee also used compensation surveys conducted by national human resources consulting firms containing information about a broader group of companies in other industries, including public companies of comparable size to us. These compensation surveys were used to consider compensation for all executives, including our Named Executive Officers, but peer-group information is the primary external benchmark for Named Executive Officers.

Overall compensation opportunities have been based on typical competitive market practices. However, while we consider levels of compensation at our peer companies to be an important measure, we expect that the application of other important factors will result in compensation being above peer-company medians for some executive officers and below peer-company medians for other executive officers, and this could vary from year to year. Actual executive compensation should reflect our overall performance so that in years of strong company performance executives earn higher levels of compensation, and in years of weaker company performance executives should earn lower levels of compensation.

Total Compensation

Our primary compensation program includes the following elements:

•	Base salary,

•	Annual cash incentives (bonuses), and

•	Stock-based long-term incentives.

Total compensation for our executive officers is weighted more heavily towards incentive-based remuneration, including equity-based compensation, because we believe such compensation has the greatest ability to influence our overall results. The mix of compensation elements is adjusted from time to time to best support our immediate and longer-term objectives.

Base Salary

The purpose of base salary is to provide a competitive level of fixed compensation to help attract and retain the executives we need to achieve our financial and strategic goals. Base salaries have been generally established at a level designed to be competitive with base salaries for comparable positions among our peer companies, and where applicable, among the broader group of comparable companies, and have been adjusted where appropriate to reflect the qualifications and contribution level of the individual executive. Outstanding individual performance or significant experience may warrant a higher base salary for a particular executive as compared to those in comparable positions among our peer companies and other comparable companies. Each executive officer’s base salary has been reviewed on an annual basis and adjusted as appropriate to reflect individual performance and/or changes in the marketplace.

Annual Cash Incentives (Bonuses)

The purpose of our annual cash bonus plan is to motivate and reward executives for achieving our shorter-term financial goals, and to provide competitive total compensation opportunities. Each executive’s annual bonus opportunity has been designed to be competitive with comparable positions at our peer companies or other comparable companies, while also balancing the cost implications to us. Annual bonuses for all participants have been tied to achieving budgeted net income. Our annual bonus plan has rewarded executive officers for overall company performance that meets our net income goal, but has not rewarded for performance below that goal. Our Compensation Committee retains the ability to provide for bonuses for outstanding individual performance even when targeted metrics for overall company performance are not achieved. Annual bonuses can increase, usually proportionately, if we exceed targeted net income. During fiscal year 2009, our annual bonus plan consisted of the FY 2009 Bonus Plan (the “2009 Bonus Plan”) adopted in May 2008.

Stock-Based Long-Term Incentives

The purposes of our long-term incentive program are to motivate executives to drive shareholder value by better aligning their interests with those of shareholders, and to provide competitive total compensation opportunities. We deliver long-term incentives through equity compensation plans because we believe equity ownership most clearly aligns the interests of our executives with those of our shareholders. Long-term incentives represent a comparably larger portion of the total compensation package for executives we believe are in a position to most directly influence our longer-term success. Long-term incentive grants have been designed to be competitive with typical market practices among our peer companies and other comparable companies, taking into consideration individual performance, internal fairness and the overall cost of the program to the Company. Our Compensation Committee has generally favored an emphasis on the use of long-term equity incentive awards to motivate members of the Company’s senior management team, including the Chief Executive Officer and remaining Named Executive Officers. The ultimate value of the equity awarded will depend on the long-term performance of our stock.

Benefits

Our executives will receive benefits consistent with our general employee population, unless their position requires additional benefits to carry out their duties. These benefits, as for all employees, will help executives and their families protect themselves against financial risks associated with illness, disability, death and retirement through a combination of personal savings, company contributions and company-sponsored benefit plans. Our executive officers also receive car allowances for the use of their personal cars for our business as disclosed in the Compensation Summary Table under the Executive Compensation section, and all officers are entitled to be reimbursed for a portion of the premiums on personal life insurance policies.

Elements of Compensation for Fiscal 2009

The following section outlines the components of compensation and how we established pay levels for each of these components in fiscal 2009.

Base Salary

The base salaries paid to our Named Executive Officers for fiscal 2009 were governed by the terms of their employment agreements with us, each of which has been approved by our Compensation Committee. These employment agreements contain the general terms of each Named Executive Officer’s employment and establish the minimum compensation that such Named Executive Officers are entitled to receive, but do not prohibit, limit or restrict our ability to pay additional compensation, whether in the form of base salary, bonus, stock options or otherwise. Our Compensation Committee reviews base salaries of our executive officers annually and employment agreements are amended for any increases granted.

In June 2008, our Compensation Committee approved merit increases of approximately 5% in the base salaries of executive officers. The table below shows the base salary for each executive officer for fiscal 2009.

Dr. Gioacchino De Chirico	Chief Executive Officer	$575,000
Ralph Eatz	Senior VP, Chief Scientific Officer	$415,000
Richard Flynt	VP, Chief Financial Officer	$294,000
Philip H. Moise	VP, General Counsel	$473,000

For fiscal 2009, the base salaries of Dr. De Chirico and Messrs. Eatz and Moïse exceeded the median base salary of our peer companies and diagnostics peer companies, while Mr. Flynt’s base salary fell below the median.

Annual Cash Incentives (Bonuses)

Bonuses under the 2009 Bonus Plan, in which our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel participated, were based on achievement of the fiscal 2009 net income target. The table below shows the basis used to calculate bonuses for the year ended May 31, 2009.

If FY 2009 net income were the following percent of target net income*	Bonuses (as a percent of base salary as of May 31, 2009) would be as follows:
	Chief Executive Officer	Chief Scientific Officer	Chief Financial Officer and General Counsel
<100%	0%	0%	0%
100%	25%	25%	25%
105%	43.75%	37.5%	31.25%
110%	62.5%	50%	37.5%
115%	81.25%	62.5%	43.75%
120% or above	100%	75%	50%

*	Percentage bonuses are prorated for net income performance between the above-stated categories.

For fiscal 2009, net income was $73.8 million (109% of target after adjustments approved by the Compensation Committee to exclude certain non-recurring expenses of approximately $2.4 million). At the CEO’s request, his fiscal 2009 bonus payment was calculated including the non-recurring expenses. In August 2009, our Named Executive Officers received the following bonuses under the Company’s 2009 Bonus Plan:

Gioacchino De Chirico	President and CEO	$294,687
Ralph A. Eatz	Senior VP, Chief Science Officer	$197,125
Richard A. Flynt	Chief Financial Officer	$106,575
Philip H. Moïse	General Counsel and Secretary	$171,463

Stock-Based Long-Term Incentives

Under our 2005 Long-Term Incentive Plan, the Compensation Committee has the discretion to award many kinds of long-term incentives including stock options, restricted stock, SARs, deferred stock, and stock-based and cash-based long-term performance awards. To date, only stock options and restricted stock have been awarded under that plan. Stock options are granted at the closing market price on the date of grant and will only increase in value if the Company’s stock price increases. In addition, all stock option grants require various minimum periods of employment beyond the date of the grant in order to exercise the option, and restricted stock awards require various minimum periods of employment in order for the recipient to gain unrestricted ownership of the shares awarded.

In June 2008, the Compensation Committee approved criteria for the issuance of equity-based awards for fiscal year 2009 and awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan. The target value of awards to our Named Executive Officers (for fiscal 2009, our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) is presented below:

Chief Executive Officer	200% of base compensation
Chief Scientific Officer	120% of base compensation
Chief Financial Officer	120% of base compensation
General Counsel	120% of base compensation

Sixty-five percent of the target value was paid in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 35% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

In deciding on the number and kind of long-term incentive awards, the Compensation Committee considered the financial performance of the Company, such as increases in net income and operating income, as well as competitive market data on the amount and kind of long-term incentive grants made to executives at peer companies and other comparable companies. The Committee also sought input from management and from independent consultants retained by the Committee. The Compensation Committee then determined the number and kind of awards to be granted to executive officers occupying certain positions. A larger award, on a percentage basis, was made to the Chief Executive Officer because the Compensation Committee determined that he would have the most significant impact on the financial success of the Company for the time periods during which the awards would vest.

Please refer to the “Executive Compensation” section of this Proxy Statement for the details of all elements of compensation earned by the Named Executive Officers of the Company for fiscal 2009.

Incentive Compensation for Fiscal 2010

Fiscal 2010 Bonus Plan. In May 2009, the Compensation Committee approved the FY 2010 Bonus (the “2010 Bonus Plan”) and Long-Term Incentive Plan (the “2010 Stock Incentive Plan”). Under the terms of the 2010 Bonus Plan, the Company’s executive officers will be eligible to receive cash bonuses based on the Company achieving specified goals for net income, product quality and new product introduction established by the Compensation Committee, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year. Named executive officers for fiscal 2010 will include the Company’s Chief Executive Officer, Chief Operating Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel.

The Company’s executive officers will be eligible for bonuses based on three components, weighted equally:

•	Net Income Component: actual net income compared to fiscal 2010 target net income (“Target Net Income”);

•	Product Component: the achievement of corporate goals for product quality and new product introduction for fiscal 2010; and

•	Individual Goals Component: the achievement of individual performance objectives for fiscal 2010.

The table below shows the maximum bonus awards that could be earned by executive officers if actual net income is 100% or more of Target Net Income. Executive officers can earn bonus awards on a prorated basis if actual net income is between 90% and 100% of Target Net Income. The amount an individual actually earns will depend on the extent to which the goals for each bonus component are met.

	100% of Target Net Income	105% of Target Net Income	110% of Target Net Income or Above
Maximum Bonus Award (% of Base Compensation) *	12.5%	25%	37.5%

*	Maximum bonus awards will be prorated for in-between percentage of net income.

Fiscal 2010 Stock-Based Long-Term Incentives. The 2010 Stock Incentive Plan also reflects the criteria for the issuance of equity-based awards for fiscal year 2010 approved by the Compensation Committee. These criteria are substantially identical to the criteria reflected in the Company’s FY 2009 Long-Term Incentive Awards Plan adopted at the end of fiscal 2008 (the “2009 Stock Incentive Plan”), except that the 2010 Stock Incentive Plan will also apply to our newly appointed Chief Operating Officer. In June 2009, the Compensation Committee awarded stock options and restricted stock to our executive officers under our 2005 Long-Term Incentive Plan. The target value of awards to our Named Executive Officers (currently our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel) is presented below:

Chief Executive Officer	150% of base compensation
Chief Scientific Officer	90% of base compensation
Chief Financial Officer	90% of base compensation
General Counsel	90% of base compensation

The Chief Executive Officer was paid 35% of the target value in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 65% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

All other executive officers were paid 25% of the target value in stock option grants (based on their grant date value estimated using the Black-Scholes option pricing model) and 75% of the target value was paid in restricted stock (based on the market price of the Company’s stock on the date of grant).

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code prohibits Immucor from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. The Committee and management believe that Immucor meets all requirements for deductibility of executive compensation for the awards issued under the Immucor Inc. 2005 Long-term Incentive Plan.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the following current executive officers of the Company for services rendered in all capacities to the Company for the 2009 fiscal year. All the individuals identified on this table are referred to as the “Named Executive Officers.”

Summary Compensation Table

FISCAL 2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)		All Other Compensation (5)($)	Total ($)
Dr. Gioacchino De Chirico	2009	571,828	—	181,546	398,400	294,687	(4)	44,419	1,490,880
President	2008	545,233	—	102,837	285,351	259,350		54,729	1,247,500
Chief Executive Officer	2007	503,469	—	32,639	146,260	338,000		60,277	1,080,645

Richard A. Flynt	2009	292,662	—	23,914	101,978	106,575		23,167	548,296
Vice President	2008	123,846	—	—	22,191	91,000		6,017	243,054
Chief Financial Officer	2007	—	—	—	—	—		—	—

Ralph A. Eatz	2009	412,709	—	94,481	198,999	197,125		48,989	952,303
Senior Vice President	2008	394,770	—	60,359	189,517	158,000		48,591	851,237
Chief Scientific Officer	2007	375,446	—	29,662	141,299	244,400		51,550	842,357

Philip H. Moise	2009	472,115	—	75,153	219,983	171,463		19,441	958,155
Vice President	2008	450,000	—	36,158	129,463	146,250		23,702	785,573
General Counsel	2007	62,308	—	—	—	—		1,600	63,908

1.	We paid bonuses for fiscal 2009 at the beginning of fiscal 2010 based on the achievement of a fiscal 2009 net income target established under the Company’s 2009 Bonus Plan at the end of fiscal 2008. These bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table. No other discretionary bonuses were paid to any Named Executive Officer during fiscal 2009.

2.	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 31, 2009 in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and therefore may also include amounts from awards granted in fiscal 2008 and prior fiscal years. Assumptions used in the calculation of these amounts for awards granted in fiscal years ended May 31, 2009, 2008, and 2007 are included in Note 12, “Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2009, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2009 filed with the SEC on July 24, 2009. Assumptions used in the calculation of these amounts for the fiscal year ended May 31, 2006 are included in Note 11, “Share-Based Compensation”, to the Company’s audited financial statements for the fiscal year ended May 31, 2008, included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2008 filed with the SEC on July 24, 2008. These referenced sections are deemed part of the disclosure required under Item 402 of SEC Regulation S-K. All the awards listed above were equity awards and consequently compensation costs recognized were fixed. As required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

3.	Amounts in this column are awards paid under the 2009 Bonus Plan described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

4.	Dr. De Chirico was entitled to receive $337,687 under the 2009 Bonus Plan but voluntarily declined $43,000 of that amount, which was the portion related to the additional expenses incurred during fiscal 2009 related to the Company’s Quality Process Improvement Project.

5.	All Other Compensation consisted of the following:

Fiscal 2009 all other compensation

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Dr. Gioacchino De Chirico	2009	13,604	(a)	21,336	9,479	44,419
President	2008	13,170	(a)	32,004	9,555	54,729
Chief Executive Officer	2007	14,948	(a)	32,004	13,325	60,277

Richard A. Flynt	2009	11,305	(a)	—	11,862	23,167
Vice President	2008	5,102	(a)	—	915	6,017
Chief Financial Officer	2007	—		—	—	—

Ralph A. Eatz	2009	12,628	(a)	26,983	9,378	48,989
Senior Vice President	2008	12,285	(a)	26,984	9,322	48,591
Chief Scientific Officer	2007	13,021	(a)	26,983	11,546	51,550

Philip H. Moise	2009	10,480	(a)	2,500	6,461	19,441
Vice President	2008	9,600	(a)	—	14,102	23,702
General Counsel	2007	1,600	(a)	—	—	1,600

(a)	Auto allowance and/or auto expenses.

Grants of Plan-Based Awards

Grants of stock-based awards for fiscal 2009 were made under the Company’s 2009 Stock Incentive Plan to executive officers, vice presidents, managers and supervisors generally based on the base compensation of the individual award recipient. All awards were made under the Company’s 2005 Long-Term Incentive Plan, which was adopted by our Board of Directors and approved by our shareholders in 2005. The 2005 Long-Term Incentive Plan replaced our preexisting stock option plans which have been frozen and remain in effect only to the extent of awards outstanding under these plans. Awards for up to 3,600,000 shares of our Common Stock may be granted under the 2005 Long-Term Incentive Plan. There is a restriction on the number of shares that may be used for awards other than stock options (1,800,000), but there is no restriction on the number of shares that may be used for grants of non-incentive stock options. Options are granted at the closing market price on the date of the grant. Option awards generally vest equally over a four-year period and have a six-year contractual term. Restricted stock awards generally vest equally over a five-year period. The 2005 Long-Term Incentive Plan provides for accelerated vesting of option and restricted stock awards if there is a change in control of the Company as defined in the 2005 Long-Term Incentive Plan, which would include, among other things, an acquisition, merger, liquidation and dissolution, or certain changes in majority ownership or of a majority of the Company’s Board of Directors. At May 31, 2009, 1,876,773 shares were available for future issuance for awards after May 31, 2009, of which 1,591,737 can be awarded as restricted shares.

The following table includes certain information with respect to grants of plan-based awards to our Named Executive Officers during the fiscal year ended May 31, 2009:

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)
Dr. Gioacchino De Chirico	6/5/08					70,387	$26.90	$730,666
President	6/5/08				14,655		$—	$394,220
Chief Executive Officer

Richard A. Flynt	6/5/08					21,657	$26.90	$224,815
Vice President	6/5/08				4,509		$—	$121,292
Chief Financial Officer

Ralph A. Eatz	6/5/08					30,553	$26.90	$317,162
Senior Vice President	6/5/08				6,361		$—	$171,111
Chief Scientific Officer

Philip H. Moise	6/5/08					34,807	$26.90	$361,321
Vice President	6/5/08				7,247		$—	$194,944
General Counsel

1.	The grant date of all equity awards was June 5, 2008, the date on which the Compensation Committee approved these awards.

2.	Actual payouts in August 2009 to the Named Executive Officers under the 2009 Bonus Plan are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The Compensation Discussion and Analysis section of this Proxy Statement explains in greater detail the methodology used for calculating bonuses.

3.	On June 5, 2008, as part of the annual group award under the 2009 Stock Incentive Plan, the Compensation Committee granted options to purchase shares of Common Stock and restricted share awards to executive officers and vice presidents, and granted options to managers and supervisors pursuant to the 2005 Long-Term Incentive Plan. The options vest 25% at each anniversary of the grant date and have a term of six years, and restricted shares vest 20% at each anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards to the Named Executive Officers at May 31, 2009:

FISCAL 2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Dr. Gioacchino De Chirico	14,184	14,184	$17.51	6/6/2012
President	14,083	42,250	$29.23	6/8/2013
Chief Executive Officer		70,387	$26.90	6/5/2014
					30,039	$452,087

Richard A. Flynt	3,750	11,250	$33.24	12/10/2013
Vice President		21,657	$26.90	6/5/2014
Chief Financial Officer					4,509	$67,860

Ralph A. Eatz	219,687		$0.89	12/3/2011
Senior Vice President	84,375		$6.12	3/3/2014
Chief Scientific Officer	12,888	12,888	$17.51	6/6/2012
	6,110	18,330	$29.23	6/8/2013
		30,553	$26.90	6/5/2014
					15,730	$236,737

Philip H. Moise	7,500	7,500	$30.00	4/1/2013
Vice President	7,312	21,938	$29.23	6/8/2013
General Counsel		34,807	$26.90	6/5/2014
					12,287	$184,919

1.	All option awards are non-qualified stock options. Options granted prior to June 1, 2006 expire ten years from the date of grant. Options issued on or after June 1, 2006 expire six years from the date of grant. The vesting schedule for the options granted prior to June 1, 2006 is 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; the vesting schedule for the options granted on or after June 1, 2006 is 25% on each anniversary of the grant date. Restricted shares vest 20% at each anniversary of the date of grant.

2.	The market value of outstanding stock awards is based on a per share value of $15.05, the closing market price of our stock on May 31, 2009.

Option Exercises and Stock Vested

The table below presents information concerning options exercised and restricted shares vested during the 2009 fiscal year for each of the Named Executive Officers.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Dr. Gioacchino De Chirico President Chief Executive Officer	84,375	$1,824,609	4,319	$116,162

Richard A. Flynt Vice President Chief Financial Officer	—	$—	—	$—

Ralph A. Eatz Senior Vice President Chief Scientific Officer	160,000	$4,058,630	2,772	$74,469

Philip H. Moise Vice President General Counsel	—	$—	1,260	$33,982

1.	The value realized equals the difference between the closing market price of our Common Stock on the date of exercise and the exercise price multiplied by the number of shares acquired on exercise.

2.	The value realized equals the closing market price of our Common Stock on the vesting date multiplied by the number of shares acquired on vesting.

Potential Payments upon Termination or Change-In-Control

The Company has written employment agreements with Dr. De Chirico and Messrs. Eatz, Flynt and Moïse.

Dr. De Chirico—Dr. De Chirico’s employment agreement with the Company was entered into on December 1, 2003, and amended May 1, 2004 and June 1, 2007, and expires May 31, 2012. At May 31, 2009, the agreement provided base salary for Dr. De Chirico of $575,000. If the Company terminates Dr. De Chirico’s employment without cause, then he would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the agreement term, as renewed. “Cause” is defined generally to include dishonesty, defalcation, continuing inability or refusal to perform reasonable duties, and moral turpitude. If Dr. De Chirico terminates his own employment within 60 days after a change of control, or if the Company terminates his employment within two years after a change of control, the Company must pay him a lump sum equal to two times his average annual compensation (that is, his base salary plus average bonus over the last two years), plus certain additional amounts if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, and he may also be entitled to outplacement assistance and the reimbursement of certain legal fees. If there is a change of control (whether or not Dr. De Chirico’s employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Eatz—The Company entered into a two-year employment agreement with Mr. Eatz on June 1, 2008. At May 31, 2009, the agreement provided base salary for Mr. Eatz of $415,000. If the Company terminates the employment of Mr. Eatz without cause (as defined above), then Mr. Eatz would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Eatz terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Eatz a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Eatz’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options. The vesting of restricted stock granted after that date and the vesting and exercise of stock options granted after that date will be governed by the Company’s 2005 Long-Term Incentive Plan. Mr. Eatz is required under his agreement to work a minimum of one-half of a normal work schedule.

Mr. Flynt—The Company entered into a two-year employment agreement with Mr. Flynt on December 10, 2007. At May 31, 2009, the agreement provided base salary for Mr. Flynt of $294,000. If the Company terminates the employment of Mr. Flynt without cause (as defined above), then Mr. Flynt would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Flynt terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Flynt a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Flynt’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

Mr. Moïse—The Company entered into a two-year employment agreement with Mr. Moïse on April 2, 2007 that was renewed on April 2, 2009 for two additional years. At May 31, 2009, the agreement provided base salary for Mr. Moïse of $473,000. If the Company terminates the employment of Mr. Moïse without cause (as defined above), then Mr. Moïse would continue to be compensated at a rate equal to his average annual compensation (that is, his base salary plus average bonus over the last two years) for the remainder of the term of the agreement, and such amounts would be paid over the term rather than in a lump sum. If there is a change of control of the Company, and Mr. Moïse terminates his own employment within 60 days after the change of control, or the Company terminates him during the term of the agreement, then the Company instead must pay Mr. Moïse a lump sum equal to two times his average annual compensation, plus certain additional amounts to compensate him if such payments subject him to a federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code and the reimbursement of certain legal fees. If Mr. Moïse’s employment terminates for any reason other than for cause, or if there is a change of control (whether or not his employment terminates), the vesting of restricted stock granted and the vesting and exercise of stock options will be governed by the Company’s 2005 Long-Term Incentive Plan.

The table below sets forth the estimated payments that would be made to each of the Named Executive Officers upon involuntary termination, a change of control, and death or permanent disability, based on each person’s base salary as of May 31, 2009 and cash bonus paid with respect to fiscal 2009. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from Immucor. The information set forth in the table assumes, as necessary:

•	The termination and/or the qualified change in control event occurred on May 31, 2009 (the last business day of our last completed fiscal year);

•	The price per share of our Common Stock on the date of termination is $15.05, the closing market price of our Common Stock on the Nasdaq Global Select Market on May 31, 2009.

FISCAL 2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause	After Change in Control Termination w/o Cause	Change in Control, Death, or Disability
Dr. Gioacchino De Chirico	Severance	$1,717,051	$1,117,061	$—
President	Bonus	—	554,037	—
Chief Executive Officer	Stock Options(1)	—	—	—
	Restricted Stock(2)	—	452,087	452,087
	Outplacement	30,000	30,000	—

	TOTAL	$1,747,051	$2,153,185	$452,087

Richard A. Flynt	Severance	$154,750	$585,324	$—
Vice President	Bonus	—	197,575	—
Chief Financial Officer	Stock Options(1)	—	—	—
	Restricted Stock(2)	—	67,860	67,860
	Outplacement	—	—	—

	TOTAL	$154,750	$850,759	$67,860

Ralph A. Eatz	Severance	$412,709	$807,479	$—
Senior Vice President	Bonus	—	355,125	—
Chief Scientific Officer	Stock Options(1)	—	—	—
	Restricted Stock(2)	236,737	236,737	236,737
	Outplacement	—	—	—

	TOTAL	$649,446	$1,399,341	$236,737

Philip H. Moise	Severance	$867,916	$922,115	$—
Vice President	Bonus	—	317,713	—
General Counsel	Stock Options(1)	—	—	—
	Restricted Stock(2)	—	184,919	184,919
	Outplacement	—	—	—

	TOTAL	$867,916	$1,424,747	$184,919

1.	This value equals the difference between the closing market price of our Common Stock on May 31, 2009 ($15.05) and the exercise price, multiplied by the number of option shares subject to accelerated vesting.

2.	This value is calculated based on the closing market price of our Common Stock on May 31, 2009 ($15.05).

3.	The table excludes the annual cash incentive for fiscal 2009 paid in August 2009, which is already included as compensation earned in fiscal 2009 in the Summary Compensation Table.

4.	Prior to a change of control, and except as noted below for Mr. Eatz, executive officers are not entitled to any benefits if they terminate their employment voluntarily or if the termination was as a result of any of the causes specified in their employment contracts. Under Mr. Eatz’s employment agreement, if his employment terminates for any reason other than for cause, all restrictions will lapse on any restricted stock he has been awarded before May 1, 2006, and all stock options granted to him by the Company before that date will immediately vest and become exercisable in full for the remainder of the terms of those options.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR

ENDING MAY 31, 2010

Appointment of Independent Registered Public Accounting Firm

Grant Thornton served as the Company’s independent registered public accounting firm and audited the Company’s annual financial statements for the fiscal year ended May 31, 2009, and the effectiveness of the Company’s internal control over financial reporting as of May 31, 2009. Grant Thornton has served as the Company’s principal independent registered public accounting firm since the fiscal year 2006.

The Audit Committee has appointed Grant Thornton to be the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2010. The shareholders are asked to ratify this appointment at the Meeting. In the event shareholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2010, the Audit Committee will review its future selection of the independent registered public accounting firm.

Representatives of Grant Thornton will attend the Meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by Grant Thornton for the fiscal years 2009 and 2008:

Fee Category:	2009	2008
Audit fees	$1,557,754	$1,727,805
Audit-related fees	26,745	194,708
Tax fees	—	—
All other fees	—	—

Total fees	$1,584,499	$1,922,513

Set forth below is a description of the nature of the services that Grant Thornton provided to us in exchange for such fees.

Audit Fees

Audit fees represent fees Grant Thornton billed us for the audit of our annual financial statements and the review of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. These fees include substantial fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-related fees represent fees Grant Thornton billed us for audit and review-related services, including services relating to potential business acquisitions and dispositions, the audit of employee benefit plan financial statements, and compliance with rules and regulations applicable to accounting matters.

The Audit Committee pre-approved all of the above audit and audit-related fees of Grant Thornton, as required by the pre-approval policy described below. The Audit Committee concluded that the provision of the above services by Grant Thornton was compatible with maintaining Grant Thornton’s independence.

Tax Fees

During fiscal 2009 and fiscal 2008, there were no fees billed to us for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

All Other Fees

During fiscal 2009 and fiscal 2008, there were no fees billed to us for professional services rendered by Grant Thornton for other products or services.

Policy for Pre-Approval of Independent Registered Public Accounting Firm

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approval of the Chair of the Audit Committee is obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, PCAOB and Nasdaq Stock Market.

During fiscal 2009 and 2008, all of the services provided by Grant Thornton for the services described above under the heading “Audit-Related Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO THE SHAREHOLDER RIGHTS

AGREEMENT

Background

The Company is a party to an Amended and Restated Rights Agreement with Computershare Trust Company N.A. (formerly known as Equiserve Trust Company, N.A.), as rights agent, dated as of November 20, 2001 (the “Rights Agreement”). On January 27, 2009, the Company entered into an amendment (the “Amendment”) to the Rights Agreement. The Amendment was effective as of April 20, 2009 and extended the Final Expiration Date (as defined in the Rights Agreement) of the Rights Agreement to April 20, 2012, subject to shareholder approval. Specifically, the Amendment contains a provision that requires that the Amendment be submitted for shareholder approval on or before the first anniversary of the date of the Amendment. If the Amendment is not submitted for shareholder approval within that time frame, or if shareholder approval is not obtained, then the Amendment will terminate pursuant to its terms.

The Amendment also revised the Rights Agreement to increase the triggering ownership percentage from 15% to 20% of the Company’s outstanding shares of Common Stock. The Amendment also added a provision that permits the holders of 10% or more of the Company’s outstanding shares of Common Stock to seek shareholder approval at a special meeting to exempt a “qualifying offer” (as defined in the Amendment) from the terms of the Rights Agreement if the Company’s Board of Directors has not redeemed the outstanding rights issued pursuant to the Rights Agreement within 90 business days after a qualifying offer is announced. The exercise price for rights issued pursuant to the Rights Agreement has also been increased from $45 to $200 to better reflect the increases in the market price of the Company’s Common Stock since 2001, as well as current market conditions. The Amendment was entered into in the normal course and not in response to any acquisition proposal.

Over the last 25 years, a substantial number of corporations have adopted similar shareholder rights plans as an anti-takeover device in an attempt to defend against abusive or otherwise undesirable attempts to acquire control, such as:

•	taking control through open-market purchases without giving the shareholders a control premium for their shares or the protections of the federal tender offer rules;

•	attempting to acquire the company at a time when the company’s Common Stock is undervalued and at a price that is less than the stock’s intrinsic value; and

•	attempting, through a partial tender offer, to acquire a majority interest in the company and then forcing the remaining public shareholders to accept cash and/or securities of lesser value.

The Rights Agreement seeks to discourage such attempts by making an acquisition of the Company prohibitively expensive unless it is approved by the Company’s Board of Directors. This is accomplished by significantly diluting the prospective acquiror’s stock interest in the Company and increasing the number of shares of Common Stock that would have to be acquired, unless the Board of Directors approves the acquisition.

The Rights Agreement works as follows. Generally, when an acquiror accumulates 20% or more of the Company’s Common Stock, each holder of a Right (as defined in the Rights Agreement) will thereafter have the right to receive, upon exercise of a Right, a number of shares of the Company’s Common Stock having a value equal of two times the exercise price of $200. For example, if a shareholder owned 100 shares of Common Stock at the time an acquiror acquired 20% of the outstanding Common Stock, and the market value of the Common Stock at that time was $20 per share, the shareholder could exercise Rights to acquire a total of 2,000 shares of Common Stock for $10 per share. In effect, our shareholders (other than the acquiror, who is not permitted to exercise Rights) would be able to purchase a substantial amount of our stock at a 50% discount. Therefore, if most shareholders exercised these valuable Rights, the stock interest of the acquiror would be dramatically diluted. However, if an acquiror were to open negotiations with the Board of Directors before acquiring 20% or more of the outstanding Common Stock, the Board could redeem the Rights or modify the terms of the Rights to prevent the acquiror’s stock interest from being diluted. Therefore, the existence of the Rights Agreement encourages potential acquirors to negotiate with the Board of Directors before crossing the 20% ownership threshold.

Required Vote

In accordance with the terms of the Amendment, shareholders are being asked to approve the Amendment. Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote.

Board Consideration

The Board of Directors believes that the Amendment is in the best interests of the Company’s shareholders because the Rights Agreement, as so amended:

•

Provides a way for the Board of Directors to defend shareholders against abusive tactics used to gain control of the Company without paying all shareholders a fair premium, and to ensure that all Company shareholders are treated fairly and equally in an acquisition of the Company;

•

Encourages anyone seeking to acquire control of the Company to negotiate in good faith with the Board of Directors and gives the Board of Directors significant negotiating power on behalf of the Company’s shareholders, thereby enabling the Board of Directors to negotiate a fair premium for shareholders that is consistent with the intrinsic value of the Company and to block any transaction by a potential acquiror who is unwilling to pay a fair price;

•

Reduces the likelihood that a potential acquiror who is unwilling to pay a sufficient premium will attempt to acquire the Company by means of an open market accumulation, a partial bid for the Company, a front-end loaded tender offer or other coercive or unfair takeover tactics, since it limits the size of the position the acquiror may take without the concurrence of the Board;

•

Slows the process by which a potential acquiror may gain control of the Company, thereby affording the Board of Directors additional time to evaluate a proposed transaction and, if necessary, seek alternative transactions or implement other courses of action to maximize shareholder value; and

•

Does not prevent the making of unsolicited offers or the acquisition of the Company at a full and fair price since the existence of the Rights Agreement does not eliminate the Board’s responsibility to consider acquisition proposals in a manner consistent with the directors’ fiduciary duties to shareholders.

Summary of Rights Agreement

The following description of the material terms of the Rights Agreement, as amended by the Amendment, does not purport to be complete and is qualified in its entirety by reference to both the Rights Agreement and the Amendment, which were attached as Exhibit 4.1 to the Company’s Form 10-Q filed on January 14, 2002 and Exhibit 4.2 to the Company’s Form 8-K filed on January 30, 2009, respectively.

General

Currently, under the terms of the Rights Agreement, each share of Common Stock outstanding has one Right attached to it, so that the purchase of a share of Common Stock is also a purchase of the attached Right. Certificates representing the Company’s Common Stock also represent the attached Rights. The Rights are not currently exercisable or separately tradable. After a “Distribution Date,” which is described below, each Right will become separately tradable and initially will entitle the holder to purchase from the Company one share of the Company’s Common Stock at an exercise price of $200.00 (the “Purchase Price”), subject to adjustment. If certain circumstances occur, as discussed below, the Rights would instead entitle their holders to purchase Common Stock of the Company or an acquiror.

The Rights will expire at the close of business on April 20, 2012 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed as described below.

Events Causing Exercisability and Separate Transferability

A Distribution Date will occur and the Rights will become exercisable and separately tradable under the Rights Agreement upon the earlier of:

(1)	ten calendar days after a person or group of affiliated persons acquire ownership of 20% or more of the Company’s outstanding Common Stock (unless such acquisition is approved by the Board of Directors); or

(2)	ten business days after a tender offer or an announcement of an intention to make a tender offer that would result in a person or group owning 20% or more of the Company’s outstanding Common Stock.

Generally, a person or group whose acquisition of Common Stock causes a Distribution Date pursuant to clause (1) above (including pursuant to the completion of a tender or exchange offer described in (2)) is an “Acquiring Person.” As soon as practicable following a Distribution Date, separate Right certificates will be mailed to holders of record of the Company’s Common Stock as of the close of business on the Distribution Date.

Events Causing Adjustment of the Shares Acquirable Upon Exercise or the Purchase Price

Generally, if any person becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person (and any affiliates and certain transferees), will then have the right to receive, upon exercise and payment to the Company of the Purchase Price, that number of shares of the Company’s Common Stock having an average market value equal to two times the Purchase Price. Any Rights that are beneficially owned by any Acquiring Person (or any affiliate or certain transferees) will be null and void. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the Company’s Common Stock at a 50% discount.

Alternatively, if after a person or group has become an Acquiring Person (i) the Company is a party to a merger or consolidation with such Acquiring Person or certain specified related parties pursuant to which the Company is not the surviving entity, (ii) such Acquiring Person engages in a share exchange, consolidation or merger with the Company where the Company is the surviving corporation, or (iii) 50% or more of the Company’s assets or earning power is sold or transferred in a single transaction or series of transactions (each of the foregoing events is referred to as a “Triggering Event”), then each holder of a Right (except Rights held by the Acquiring Person and certain related parties that have been voided as set forth previously) will have the right to receive, upon exercise and payment to the Company of the Purchase Price, shares of the Acquiring Person having an average market value equal to two times the Purchase Price. In other words, the Rights holders, other than the Acquiring Person and certain others, may at that time purchase the acquiring or surviving company’s Common Stock at a 50% discount.

The Purchase Price and the number of shares issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution upon the occurrence of specified events affecting the Company’s Common Stock. The number of outstanding Rights and the Purchase Price are also subject to adjustment in the event of a stock dividend on the Company’s Common Stock payable in Common Stock or subdivisions or combinations of the Company’s Common Stock occurring before a Distribution Date.

Redemption and Exchange of the Rights

At any time before a person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), payable in cash, Common Stock or such other form of consideration deemed appropriate by the Board of Directors, at any time prior to the earlier to occur of (i) the close of business ten calendar days following the date a person first becomes an Acquiring Person or (ii) the expiration of the Rights. The Board of Directors may also redeem all of the then outstanding Rights at the Redemption Price after the close of business ten calendar days following the date a person first becomes an Acquiring Person, at any time prior to the earlier to occur of (i) a Triggering Event or (ii) the expiration of the Rights, but only to the extent such redemption is in connection with a merger, consolidation or other business combination involving the Company, or a reorganization or restructuring of the Company, which a majority of the Board of Directors determines to be in the best interests of the Company and its shareholders. Immediately after the Board of Directors redeems the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

In addition, if the Acquiring Party makes a “Qualifying Offer” (described below) and the Board of Directors does not, within 90 business days thereafter, either redeem the then outstanding Rights or exempt the Qualifying Offer from the operation of the Rights Agreement, Company shareholders holding at least 10% of the Company’s outstanding stock may demand that the Board of Directors call a special meeting for the purpose of approving the exemption of the Qualifying Offer from the operation of the Rights Agreement. Such a meeting must be demanded between the 90th and 120th business day after the Qualifying Offer is commenced, and the meeting must be held within 90 business days after the meeting is demanded by the shareholders (the “Special Meeting Period”). The Special Meeting Period may be extended by the Board of Directors if the Company enters into definitive acquisition agreement with the potential Acquiring Person which will be submitted to shareholders for approval at a special meeting at which the exemption of the Qualifying Offer will also be submitted for approval.

A Qualifying Offer is an offer received by the Board of Directors that meets each of the following characteristics:

•

a fully financed all-cash tender offer or an exchange offer, offering shares of Common Stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of the Company’s Common Stock with the same per share consideration offered for all shares, and such consideration (i) is greater than the highest closing price for the Company’s Common Stock during the 365 calendar day period immediately preceding the date on which the offer is commenced, and (ii) represents a reasonable premium above the average of the closing prices for the five trading days immediately preceding the date on which the offer is commenced;

•

an offer made by an offeror (including affiliates and/or certain related parties of such offeror) that beneficially owns no more than 5% of the Company’s outstanding Common Stock as of the date of commencement;

•

if the offer includes shares of Common Stock of the offeror, (i) the offeror is a publicly owned United States corporation and its Common Stock is traded on either the New York Stock Exchange or The Nasdaq National Market, (ii) no further stockholder approval is required to issue such Common Stock, (iii) no other class of voting stock of the offeror is outstanding, (iv) no person owns more than 20% of the offeror’s voting stock at any time during the offer, (v) the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act of 1933, as amended, including the filing of all required reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a timely manner during the 12 calendar months prior to the date of commencement of the offer, and (vi) the offeror permits the Company’s investment banking firm, legal counsel and an accounting firm to have access to such offeror’s books, records, management, accountants and other advisers for the purpose of permitting such representatives to conduct a due diligence review and permit the Company’s Board of Directors to evaluate the offer and make an informed recommendation to the Company’s shareholders;

•

an offer that is subject only to the condition of a minimum of at least a majority of the outstanding shares of the Company’s Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition will not be waivable, and other customary terms and conditions, which conditions will not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

•

an offer that by its terms remains open for at least 120 business days and at least 10 business days after the date of any special meeting of shareholders is held to approve the exemption of such offer, or, if no special meeting is held, for at least 10 business days following the expiration of the Special Meeting Period, plus 15 business days after any increase in price or after any bona fide alternative offer is made, provided that such offer need not remain open beyond (i) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open, (ii) the expiration date of any other tender offer for the Company’s Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance of payment for the Company’s Common Stock (unless such other offer is terminated prior to its expiration without any of the Company’s Common Stock having been purchased thereunder), or (iii) one business day after the shareholder vote with respect to approval of any definitive acquisition agreement has been officially determined and certified;

•

an offer pursuant to which the Company and its shareholders have received an irrevocable written commitment by the offeror (i) to acquire, promptly upon the successful completion of the offer, all shares of the Company’s Common Stock not tendered into the offer at the same consideration per share as paid in the offer, subject to stockholders’ statutory appraisal rights, if any, (ii) that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to tendering shareholders (other than extensions of the offer consistent with the terms thereof); and

•

an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received certain written representations and certifications of the offeror and, in their individual capacities, the offeror’s Chief Executive Officer and Chief Financial Officer, that (i) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer, (ii) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (ii) all required Exchange Act reports will be filed by the offeror in a timely manner during such period.

Amendment

The Rights Agreement may be amended by the Board of Directors, with the consent of the Rights Agent, before a Distribution Date without the consent of the Rights holders. However, the Company currently intends to submit any material amendment to the Rights Agreement for approval of the shareholders within 12 months of its adoption. After a Distribution Date, the Rights Agreement may be amended by the Board (i) to cure any ambiguity, (ii) to correct or supplement any provision which may be defective or inconsistent with any other provision, or (iii) to shorten or lengthen any time period under the Rights Agreement (except to make the Rights redeemable at a time when they are not then redeemable), but generally only for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than the Acquiring Person and certain related parties).

Certain Effects

The Board of Directors believes that the continuation of the Rights Agreement pursuant to the Amendment is in the shareholders’ best interests for the reasons described above. In making your voting decision, however, shareholders should consider that, while the Rights Agreement is not intended to prevent a takeover of the Company, it may discourage the accumulation by any person or group of more than 20% of the outstanding common shares and may have the effect of rendering more difficult or discouraging any acquisition of the Company deemed undesirable by the Board of Directors, even if shareholders disagree with the Board of Directors’ conclusion.

The Rights Agreement will cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the Rights, either by the shareholders (if the offer is a Qualifying Offer) or by the Board of Directors. Also, because the Rights Agreement may increase the price required to be paid by a potential acquiror in order to obtain control of the Company and thus discourage certain transactions, the continuing effectiveness of the Rights Agreement may reduce the likelihood of a takeover proposal being made for the Company’s Common Stock and discourage some offers from being made at all. This effect and the perception that it may be less likely that the Company will be acquired could have an adverse impact on the market price of the Company’s Common Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE SHAREHOLDER RIGHTS AGREEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission (“SEC”) thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended May 31, 2009, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of the Company’s Common Stock were met, except that each of Messrs. Bowers, De Chirico, Eatz, Flynt, Goldman, Goldstein, Harris, Hoketsu, Lancaster, Moise, and Rosen filed one late Form 4 in connection with the annual group grant of stock options and restricted shares in June 2008 under the 2005 Long-Term Incentive Plan.

SHAREHOLDER PROPOSALS

Immucor’s shareholders may submit proposals that they believe should be voted on at the annual meeting. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in Immucor’s 2010 proxy statement. Immucor must receive all such submissions no later than May 21, 2010. Alternatively, under Immucor’s Bylaws, if a shareholder does not wish to include a proposal or a nomination for the 2010 annual shareholders’ meeting in Immucor’s proxy statement, the shareholder may submit the proposal or nomination not less than 60 days prior to the date that corresponds to the date of the Company’s proxy materials for the 2009 annual meeting. For Immucor’s 2010 annual meeting, Immucor must receive such proposals and nominations no later than July 20, 2010.

Management proxies appointed in the enclosed Proxy will be allowed to use their discretionary voting authority with respect to any proposal intended to be presented by a shareholder at the Meeting for which the shareholder did not timely seek inclusion in this Proxy Statement by May 29, 2009 or which was not received by the Company under the above Bylaws provision by July 28, 2009.

Shareholders of the Company may submit candidates for nomination to the Board of Directors to the Board’s Governance Committee. See “Board Meetings and Committees” under the “Corporate Governance” section above for the procedures for submitting such candidates.

Shareholders wishing to communicate with the Company’s Board of Directors or any members or committees thereof should follow the procedures described in “Shareholder Communications with the Board” under the “Corporate Governance” section above.

MISCELLANEOUS

The expenses of this solicitation, including the cost of preparing and distributing this Proxy Statement, will be borne by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service.

The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended May 31, 2009, including financial statements and schedules thereto, to any holder of record or beneficial owner of its Common Stock as of the close of business on September 16, 2009, who requests a copy of such report. Any request for the Form 10-K should be made in writing and addressed to: Philip H. Moïse, Vice President, General Counsel and Secretary, Immucor, Inc., 3130 Gateway Drive, Norcross, Georgia, 30071.

By Order of the Board of Directors

/s/ Philip H. Moïse
PHILIP H. MOISE
Secretary

, 2009

Appendix A

Proxy—Immucor, Inc.

Annual Meeting of Shareholders of Immucor, Inc. to be held November 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.

The undersigned shareholder(s) of Immucor, Inc. (the “Company”) hereby appoints, constitutes and nominates Dr. Gioacchino De Chirico and Ralph A. Eatz, and each of them, the attorney, agent and proxy of the undersigned, with individual power of substitution, as proxies to appear and vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, November 12, 2009, at 1:30 p.m., local time, at the Company’s headquarters at 3150 Gateway Drive, Norcross, Georgia, 30071 and any and all adjournments thereof (the “Meeting”), as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as stated on the reverse side.

Should the undersigned be present and elect to vote at the Meeting, including any adjournment thereof, after notification by the undersigned at the Meeting to the Secretary of the Company of the undersigned’s decision to revoke this proxy, then the power of said attorneys and proxies will be deemed revoked and of no further force or effect. This proxy may also be revoked by the undersigned sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the undersigned submitting a properly completed proxy that is later dated, so long as such a notice or later-dated proxy is received by the Secretary of the Company prior to a vote being taken on a particular proposal at the Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of the Meeting and a proxy statement dated                             , 2009.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES NAMED ON THE REVERSE SIDE AT THE DIRECTION OF A MAJORITY OF THE DIRECTORS PRESENT AT THE MEETING.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — www.envisionreports.com/blud

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 A.M. Eastern Time, November 12, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your record and to create an electronic voting instruction form.

VOTE BY PHONE —1-800-652-VOTE (8683)

Use any touch-tone telephone to transmit your voting instruction up until 1:00 A.M. Eastern Time, November 12, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Services, C/O Computershare Investor Services, PO Box 43102, Providence, Rhode Island, 02940-5068.

If you vote by Phone or Internet, please do not mail your Proxy Card

A.	Proposals – The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Vote on Directors

1. ELECTION OF DIRECTORS. To elect the following seven people as directors to serve until the next annual meeting and until their successors are duly elected and qualified.

Nominees:

01 – James F. Clouser

02 – Dr. Gioacchino De Chirico

03 – Ralph A. Eatz

04 – Dr. Paul V. Holland

05 – Ronny B. Lancaster

06 – Chris E. Perkins

07 – Joseph E. Rosen

☐ FOR All

☐ Withhold All

☐ For All EXCEPT – To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010.

☐  For                    ☐  Against                    ☐  Abstain

3. To approve the amendment to the Amended and Restated Rights Agreement between the Company and Computershare Trust Company N.A. (formerly known as Equiserve Trust Company, N.A.), as rights agent.

☐  For                    ☐  Against                    ☐  Abstain

4. In their discretion, upon such other matters as may properly come before the Meeting, including any adjournments thereof.

B.	Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature 1:

Date:

Signature 2: